UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

TriLinc Global Impact Fund, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-55432	36-4732802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1230 Rosecrans Avenue, Suite 605 Manhattan Beach, CA		90266
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 997-0580

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Mark A. Tipton resigned from his position as Chief Financial Officer of TriLinc Global Impact Fund, LLC (“TGIF,” the “Company,” “we,” “our,” or “us”), effective as of June 30, 2024. Mr. Tipton agreed to assume the role of interim Chief Financial Officer and serve as the Company’s principal financial and accounting officer on an interim basis while the Company conducts its search for a successor. As the Company continues its search for a successor, the board of managers of the Company (the “Board”) has appointed Ms. Gloria Nelund, the Company’s Chief Executive Officer and President, to also temporarily serve as the Company’s interim Chief Financial Officer.

Ms. Nelund, 63, has served as the Company’s Chairman, Chief Executive Officer and President since its formation in April 2012 and became our President in December 2014. In addition, she has served as the Chairman and Chief Executive Officer of TriLinc Advisors, LLC, the Company’s advisor (the “Advisor”) since its formation in April 2012, President of the Advisor from December 2014 to August 2019, Chief Compliance Officer of the Advisor from November 2013 to February 2019, the Chairman and Chief Executive Officer of TriLinc Global, LLC, the Company’s sponsor (the “Sponsor”) since its formation in August 2008, President of the Sponsor from December 2014 to October 2015 and Chief Compliance Officer of the Sponsor from November 2013 to February 2019.

Ms. Nelund owns an equity interest in the Sponsor, which wholly-owns the Advisor.  The Advisor and the Company are parties to the Second Amended and Restated Advisory Agreement, dated February 14, 2018, which has been renewed through February 25, 2025 (the “Advisory Agreement”), pursuant to which the Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets in exchange for asset management and incentive fees. For the year ended December 31, 2023 and the six months ended June 30, 2024, the Advisor earned $5,539,005 and $2,748,719, respectively, in asset management fees and waived the incentive fees that would have otherwise been payable under the Advisory Agreement.  In addition, Ms. Nelund is the sister-in-law of Brent L. VanNorman, the Company’s Chief Compliance Officer and a member of the Board.

Item 8.01 OTHER EVENTS.

Portfolio Update

As of August 31, 2024, our portfolio investments in borrowers for business expansions and socioeconomic developments were fair valued at approximately $266 million. The weighted average loan size of the portfolio is approximately $9.2 million, with a weighted average duration of 0.59 years. As of August 31, 2024, TGIF has funded approximately $1.2 billion in aggregate investments to 97 borrower companies globally, (including $104.7 million in temporary investments) supporting 43,671 permanent employees. Of the aggregate investment amount, TGIF has received approximately $890.7 million in full aggregate transaction repayments (73.62% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILINC GLOBAL IMPACT FUND, LLC

September 30, 2024	By:	/s/ Gloria S. Nelund
	Name:	Gloria S. Nelund
	Title:	Chief Executive Officer